EXHIBIT 99.1

April 28, 2008

To Our Members:

At a time when we are working to address our challenges decisively and are required to make difficult choices, we are also committed to providing regular, timely updates on developments at the Federal Home Loan Bank of Chicago. Although we plan to file our detailed first quarter report (Form 10-Q) with the Securities and Exchange Commission by May 7, we have sufficient information available on several important issues that we would like to share with you now. Please refer to the Condensed Statements of Income and Statements of Condition that follow. Note that the results discussed in this letter are preliminary and unaudited.

As you are only too well aware, the financial services industry is experiencing a unique period of market volatility and dislocation, coupled with major credit concerns in the mortgage markets and limits on the availability of liquidity. During the first quarter of 2008, nearly three-quarters of our 831 members accessed liquidity through advances. Total advances at quarter-end were over $32 billion, up $2 billion from the preceding quarter and up $8 billion from the first quarter of last year. More than 70% of advances outstanding at quarter-end have terms greater than one year. We are committed to serving your liquidity needs with competitively priced funding through the Federal Home Loan Bank System's issuance of consolidated obligations, which are the joint and several liability of all 12 Federal Home Loan Banks.

As discussed in our previous SEC filings and our communications with you, we expect to record a net loss for the first quarter. This $78 million net loss is primarily attributable to the following factors:

  Net interest income decreased because of the narrowing of spreads between our assets and liabilities and the increase in amortization of prior hedging costs.
  Derivative and hedging costs (including the change in fair value of trading securities) were $47 million as we experienced significant interest rate volatility impacting the interest rate risk on our MPF loan portfolio.
  We recognized a loss of $33 million due to an other-than-temporary impairment of certain private-issue mortgage-backed securities (MBS) rated "AAA" at purchase and collateralized primarily by first lien mortgages to sub-prime borrowers. (Please see "MBS Portfolio" below.)

While we believe that we will continue to experience losses in subsequent quarters, we have taken steps to improve net interest income and reduce hedging costs, including the issuance of callable debt. Unfortunately, our outlook continues to support our previous indication that dividend payments are unlikely at least through 2008. Although the first quarter loss is significant, the Bank has retained earnings of $581 million at the end of the first quarter.

The decrease in net interest income and the 20-basis point decline in net interest margin on interest-earning assets as compared to the first quarter of 2007 were principally due to the following factors: spread compression resulting from the higher costs of debt that replaced existing debt funding MPF loans; greater costs associated with using more callable debt; and the amortization of prior period hedging costs.

One of our short-term strategic objectives has been to reduce non-interest expenses, the largest of which is compensation and benefits. Compensation and benefits expenses decreased by $2 million in the first quarter. However, we incurred certain additional costs during the quarter for lease termination charges, consulting fees, and reduced gains on the sale of real estate owned related to MPF loans. This resulted in an overall increase in non-interest expenses of $2 million from $29 million to $31 million.

Capital Plan Conversion

We expect to receive approval shortly from the Federal Housing Finance Board to move forward with a revised plan for the conversion of our capital to the structure required by the 1999 Gramm Leach Bliley Act. Once the plan is approved by the Finance Board, we will announce the terms of the plan and move ahead expeditiously to join the 11 other Home Loan Banks that have previously implemented their capital conversion plans. Last week the Office of Supervision of the Finance Board denied our request to redeem several members' capital in connection with their membership withdrawals or terminations. The total amount of capital requested for redemption was $8.1 million, or 0.3% of total regulatory capital stock.

Hedging Costs

A major contribution to our loss for the quarter was the negative impact of significant interest rate volatility in the U.S. markets on our derivative and hedging costs. Total derivative and hedging costs on our MPF loan portfolio were $27 million, in part because we refinanced some non-callable debt with callable debt issued at higher market interest rates. We believe that the newly issued callable debt allows us to manage the interest rate risk exposures of the MPF loan portfolio more effectively going forward. Callable debt reduces our need to use stand-alone derivatives to manage this risk, ultimately reducing our future hedging costs. In addition, we recognized $13 million in hedge ineffectiveness on consolidated obligations due to a significant decrease in 3-month LIBOR rates during January 2008 that caused the fair value of our interest rate swaps to decrease disproportionately to our fixed-rate consolidated obligations. We are reevaluating our hedging policies and practices in an effort to lessen their negative impact on earnings while maintaining a prudent approach to managing our market risk.

MBS Portfolio

Our results for the quarter reflect our recognition of an other-than-temporary impairment loss of $33 million related to four private issue MBS. The loss is the difference between the carrying value of the securities and current fair market value. However, we currently expect our economic loss, based on analysis of anticipated cash flows on these securities, to be approximately $1 million.1

As of April 17, 2008, 94% of the $4.5 billion private issue MBS portfolio was rated "AA" or better with 90% rated "AAA." Certain securities in our private issue MBS portfolio have been downgraded due to credit deterioration of the underlying mortgages collateralizing the individual deals or because of rating actions on the financial guarantors. All of these securities were rated "AAA" at the time of purchase. However, future downgrades and write-downs of the portfolio are possible.

MPF Program

We regret that our announcement not to fund mortgage loan purchases from our PFIs after July 31, 2008 may result in disruptions in business for some of you. I want to assure you that we are working to establish an alternative investor channel for these loans and are also prepared to provide recommendations as to third parties that might provide support for our members participating in the MPF Program. This decision was not arrived at lightly. However, it was essential that we endeavor to address the issues faced by the Bank expeditiously to achieve the greatest benefit to all of our members.

Our 10-Q, scheduled to be filed the first week in May, will provide more details on our recent financial operations. Members of our Board of Directors and the management team will join me in attending all of the upcoming regional meetings. At that time, I plan to provide more information on our initiatives to stabilize our capital base and return to profitability.

I feel it is important to note the role our Board of Directors plays in representing your interests. They have moved swiftly to address many of the issues facing the Bank and should be commended for their service to our members. We understand that we are asking much of you at a time when we are not meeting your expectations or yet in a position to demonstrate substantial progress. However, we will make progress and we expect to be able to provide updates regularly. We also expect that, over time, our actions will earn your continued support.

Best regards,

Matthew R. Feldman

Acting President

Unaudited Financial Statements

Condensed Statements of Income:

Three months ended March 31,	2008	2007 Restated	Change
Interest income	$ 998	$ 1,112	-10%
Interest expense	967	1,039	-7%
Provision for loan losses	-	-	---
Net interest income	31	73	-58%
Non-interest income (loss)	(78)	(10)	n/m
Non-interest expense	31	29	7%
Assessments	-	9	n/m
Net income	$ (78)	$ 25	n/m
Net interest margin on interest-earning assets	0.14%	0.34%

Condensed Statements of Condition:

As of:	March 31, 2008	December 31, 2007	Change
Assets

Federal Funds sold	$ 6,899	$ 10,286	-33%
Investment securities	12,946	13,285	-3%
Advances	32,662	30,221	8%
MPF Loans held in portfolio, net	34,508	34,623	---
Other assets	581	612	-5%
Total assets	$ 87,596	$ 89,027	-2%

Liabilities and Capital
Consolidated obligation discount notes	14,578	19,057	-24%
Consolidated obligation bonds	64,567	62,642	3%
Other liabilities	4,547	3,259	n/m
Subordinated notes	1,000	1,000	---
Total liabilities	84,692	85,958	-1%
Total capital	2,904	3,069	-5%
Total liabilities and capital	$ 87,596	$ 89,027	-2%
Regulatory capital stock plus Designated Amount of subordinated notes	$ 3,701	$ 3,683	---

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter. "Mortgage Partnership Finance" and "MPF" are registered trademarks of the Federal Home Loan Bank of Chicago.

1 This non-GAAP financial information is provided to complement the GAAP financial information presented and supplement the reader's overall understanding of the potential economic loss the Bank may incur in connection with our MBS holdings that have been written down. We note that the $33 million loss is based upon the difference in the carrying value and estimated fair value of the affected MBS as determined in an illiquid market. In estimating our actual economic loss with respect to these MBS, we have made certain assumptions regarding the underlying collateral including default rates, loss severities and prepayment rates which ultimately factor in our estimated future recovery of expected cash flows.